As filed with the Securities and Exchange Commission on February 4, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________

New Fortress Energy LLC
(Exact name of registrant as specified in its charter)

Delaware		83-1482060
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
111 W. 19th Street, 8th Floor New York, NY 10011 (516) 268-7400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
New Fortress Energy LLC 2019 Omnibus Incentive Plan
(Full title of the plan)
Cameron D. MacDougall, Esq. General Counsel and Secretary New Fortress Energy LLC 111 W. 19th Street, 8th Floor New York, NY 10011 (516) 268-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company	☒ (Do not check if smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A shares representing limited liability company interests	18,376,471	$13.34	$245,142,124	$29,712

(1)
This Registration Statement (as defined below) registers 18,376,471 Class A shares, representing limited liability company interests (the “Shares”) of New Fortress Energy LLC (the “Registrant”) that may be delivered with respect to awards under the New Fortress Energy LLC 2019 Omnibus Incentive Plan (the “Plan”), which number of Shares consists of (a) 16,705,882 Shares reserved and available for delivery with respect to awards under the Plan and (b) 1,670,589 Shares related to awards granted under the Plan that expire or are canceled, forfeited, exchanged, settled in cash or otherwise terminated without issuance of Shares and that again become available for the issuance of awards under the Plan in accordance with the terms and conditions of the Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover an indeterminate number of additional Shares that may become issuable pursuant to the adjustment provisions of the Plan.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Shares being registered hereby is based on a price of $13.34 per Share, which is the average of the high and low prices of the Shares as reported by the Nasdaq Global Select Market on January 31, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.          Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)
The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on January 31, 2019 relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-228339), originally filed with the Commission on November 9, 2018;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above; and

(c)
The description of the Class A shares included under the captions “Summary” and “Description of Shares” contained in the prospectus forming part of the Registrant’s Registration Statement on Form S-1 (File No. 333-228339), which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-38790), filed pursuant to Section 12 of the Exchange Act, on January 30, 2019 including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager from and against all claims and demands whatsoever.

The Registrant’s operating agreement provides that it will indemnify, to the fullest extent permitted by the Delaware LLC Act, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was the Registrant’s or the Registrant’s subsidiary’s director or officer. However, such indemnification is permitted only if such person acted in good faith and lawfully. Indemnification is authorized on a case-by-case basis by (1) the Registrant’s board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the Registrant’s shareholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on the Registrant’s behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay the Registrant if it is later determined that he or she is not entitled to indemnification.

The Registrant’s operating agreement provides that it may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in the Registrant’s operating agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise. In addition, the Registrant has entered into separate indemnification agreements with each of its directors and executive officers, which are broader than the specific indemnification provisions contained in the Delaware LLC Act. These indemnification agreements require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.

The Registrant will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as its officers and directors or any of its direct or indirect subsidiaries.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

The Plan provides that no member of the committee that administers the Plan, nor any officer or employee of the Registrant or any subsidiary of the Registrant acting on behalf of the committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the committee and each and any officer or employee of the Registrant and of any subsidiary of the Registrant acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Registrant in respect of any such action, omission, determination or interpretation.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1
Certificate of Formation of New Fortress Energy LLC (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-228339), filed with the Commission on November 9, 2018).

4.2
Certificate of Amendment to Certificate of Formation of New Fortress Energy LLC (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-228339), filed with the Commission on November 9, 2018).

4.3
Form of First Amended and Restated Limited Liability Company Agreement of New Fortress Energy LLC (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-228339), filed with the Commission on January 14, 2019).

4.4*	New Fortress Energy LLC 2019 Omnibus Incentive Plan.
4.5
Form of Director Restricted Share Unit Award Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-228339), filed with the Commission on December 24, 2018).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.
23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*          Filed herewith.

Item 9.          Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York City, State of New York on February 4, 2019.

NEW FORTRESS ENERGY LLC

By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wesley R. Edens , and Christopher S. Guinta, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on February 4, 2019.

Signature	Title

/s/ Wesley R. Edens	Chief Executive Officer and Director
Wesley R. Edens	(Principal Executive Officer)

/s/ Christopher S. Guinta	Chief Financial Officer
Christopher S. Guinta	(Principal Financial Officer and Principal Accounting Officer)

/s/ Randal A. Nardone	Director
Randal A. Nardone

/s/ C. William Griffin	Director
C. William Griffin

/s/ John J. Mack	Director
John J. Mack

/s/ Matthew Wilkinson	Director
Matthew Wilkinson

/s/ David J. Grain	Director
David J. Grain

/s/ Desmond Iain Catterall	Director
Desmond Iain Catterall

/s/ Katherine E. Wanner	Director
Katherine E. Wanner